Exhibit 23.10

October 31, 2007

Giant Interactive Group Inc. (the “Company”)

2/F No. 29 Building

396 Guilin Road

Shanghai 200233

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors,” “Our Corporate Structure,” “Enforceability of Civil Liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Regulation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by the Company on October 12, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Grandall Legal Group (Shanghai)